Exhibit 99.1

JAMES BINDSEIL APPOINTED GLOBALSCAPE® INTERIM PRESIDENT

SAN ANTONIO, TX - GlobalSCAPE, Inc. (NYSE MKT: GSB) today announced that in the wake of the sudden passing of Craig A. Robinson, GlobalSCAPE's Board of Directors has appointed  James L. Bindseil as interim President of the Company.

Bindseil has served in a variety of roles since joining Globalscape in 2010, most recently as Senior Vice President of Customer Operations as well as being head of the Company’s Sales, Managed Solutions, and Support Organizations.  Bindseil brings over 20 years' experience in the technology industry, including senior leadership positions at Fujitsu, Symantec, and AXENT Technologies.

Thomas W. Brown, Jr., Globalscape’s Chairman of the Board, stated: “The Board of Directors has spent the past several days interviewing almost all of Globalscape’s senior management and also has reviewed senior management’s own succession plan. It became clear to the Board that James is the right person to lead Globalscape.”

Mr. Bindseil stated: “Our management team intends to continue to implement the business plan put in place under Craig Robinson’s leadership. Craig Robinson was an inspirational leader whose vision has driven Globalscape.  We will miss him greatly but will continue to fulfill the Board’s vision to grow revenue, increase earnings and extend our market leadership.”

For more information on Globalscape, please visit www.globalscape.com.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.